Exhibit 99.1

FOR IMMEDIATE RELEASE

February 14, 2023

Investor Relations: Brian Brungardt, Director of Investor Relations, 214-721-9353, brian.brungardt@enlink.com

Media Relations: Megan Wright, Director of Corporate Communications, 214-721-9694, megan.wright@enlink.com

EnLink Midstream Reports Record Financial Results,

Provides 2023 Financial Guidance

DALLAS, February 14, 2023 — EnLink Midstream, LLC (NYSE: ENLC) (EnLink) today reported financial results for the fourth quarter and full-year 2022 and provided 2023 financial guidance.

Highlights

•	Reported record net income of $194.2 million and $500.7 million for the fourth quarter of 2022 and full-year 2022, respectively, and net cash provided by operations of $223.4 million and $1.049 billion for the fourth quarter and full-year 2022, respectively.
•	Generated adjusted EBITDA, net to EnLink, of $337.2 million and $1.285 billion for the fourth quarter of 2022 and full-year 2022, respectively. Severe winter weather throughout Texas and Oklahoma, along with unscheduled downtime after an earthquake in the Permian, had a negative impact on adjusted EBITDA of approximately $11 million in the fourth quarter of 2022.
•	Grew full-year 2022 adjusted EBITDA 22% compared to 2021.
•	Delivered $55.1 million of free cash flow after distributions (FCFAD) for the fourth quarter of 2022, driven by strong operational results. For the third consecutive year, EnLink generated FCFAD in excess of $300 million, with $312.4 million reported for full-year 2022.
•	Increased returns to unitholders by increasing the quarterly distribution approximately 11% to $0.125 and repurchasing $53 million in common units during the fourth quarter, bringing total common unit repurchases for 2022 to $200 million[1].
•	Repurchased $19 million par value of Series C Preferred Units in the fourth quarter.
•	Received an upgrade to investment grade from Fitch Ratings, subsequent to the end of the quarter. EnLink is now rated BBB- with a Stable outlook. EnLink remains rated one notch below investment grade by Moody's Investor Services and S&P Global Ratings with a positive outlook at S&P Global Ratings.
•	Took action to hedge a large majority of exposure to natural gas prices and Waha basis for 2023 at prices significantly above current levels, providing increased visibility for 2023 financial results.
•	Expects continued growth in 2023 with adjusted EBITDA growth of approximately 5% over 2022 at the midpoint of the 2023 guidance range of $1.305 billion to $1.405 billion.
•	Expects to generate approximately $240 million in FCFAD based on the midpoint of 2023 guidance. Included in FCFAD guidance are investments in two new projects: Tiger II, a plant relocation to the Delaware Basin, and the restart of Gulf Coast Fractionators in Mont Belvieu, Texas. Both projects are expected to be in service in 2024.

1Includes $24.6 million of common units repurchased from GIP pursuant to our Unit Repurchase Agreement, which settled on February 13, 2023.

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"EnLink achieved a record-setting 2022 with a number of significant accomplishments, including reaching the highest annual net income and adjusted EBITDA in EnLink's history and signing a first-of-its-kind, definitive CO2 transportation agreement with ExxonMobil that we expect will reduce industrial emissions in Louisiana,” EnLink Chief Executive Officer Jesse Arenivas said. "We are in a great place as a company with a clear line of sight to continued growth in 2023 and beyond. We remain focused on maintaining solid financial flexibility, executing operational excellence initiatives, strategically growing our base business, and seizing carbon transportation opportunities. We entered 2023 with great momentum, and we expect it to be another record year."

Adjusted EBITDA and FCFAD used in this press release are non-GAAP measures and are explained in greater detail under "Non-GAAP Financial Information" below.

Fourth Quarter and Full-Year 2022 Results

$MM, unless noted	Fourth Quarter 2022	Full-Year 2022
Net Income (1)	194	501
Adjusted EBITDA, net to EnLink	337	1,285
Net Cash Provided by Operating Activities	223	1,049
Capex, net to EnLink, Plant Relocation Costs, & Investment Contributions	137	422
Free Cash Flow After Distributions	55	312
Debt to Adjusted EBITDA, net to EnLink(2) at December 31, 2022		3.4	x
Common Units Outstanding at February 8, 2023		470,636,443

(1) Net income is before non-controlling interest.

(2) Calculated according to credit facility leverage covenant.

2023 Financial Guidance

$MM, unless noted	2023 Guidance
Net Income (1)	330 - 430
Adjusted EBITDA, net to EnLink	1,305 - 1,405
Capex, Plant Relocation Costs, net to EnLink, & Investment Contributions	485 - 535
Growth Capex & Plant Relocation Costs, net to EnLink	350 - 380
Maintenance Capex, net to EnLink	65 - 75
Investment Contributions	70 - 80
Free Cash Flow After Distributions	210 - 270
Annualized 4Q22 Declared Distribution per Common Unit	$0.50/unit

(1) Net income is before non-controlling interest.

•	Adjusted EBITDA, net to EnLink, for 2023 is forecasted to continue the trend of solid growth, with implied growth over full-year 2022 of nearly 5% at the midpoint of guidance.
•	Capital expenditures are focused on high-return projects. EnLink continues to execute a capital-efficient strategy with a third plant relocation to the Permian. Tiger II will be relocated from North Texas to the Delaware Basin and is expected to have a total net cost to EnLink of $30 million, of which $15 million would be considered operating expense in accordance with GAAP in 2023, representing a cost savings of approximately 50% over comparable new-build costs.
•	FCFAD of $240 million is forecasted at the midpoint of guidance. This reflects a modest decrease in FCFAD compared to 2022 as adjusted EBITDA growth is offset by capital expenditures on attractive, high-return projects.
•	EnLink's Board of Directors has reauthorized a unit repurchase program for 2023 and set the amount available for repurchase at $200 million.

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Segment Updates

Permian:

•	Segment profit for the fourth quarter of 2022 was $89.0 million. Segment profit included $11.7 million of operating expenses related to plant relocation and $0.6 million of unrealized derivative gains. Excluding plant relocation operating expenses and unrealized derivative activity, segment profit in the fourth quarter of 2022 decreased approximately 15% sequentially but grew 27% over the fourth quarter of 2021. Fourth quarter 2022 results were adversely impacted by approximately $6 million as a result of unplanned downtime from an earthquake and severe winter weather.
•	Average natural gas gathering volumes for the fourth quarter of 2022 were approximately 1% lower compared to the third quarter of 2022 but approximately 32% higher compared to the fourth quarter of 2021. Average natural gas processing volumes for the fourth quarter of 2022 were approximately 3% lower sequentially but approximately 30% higher compared to the prior year period. EnLink continues to benefit from strong producer drilling activity on its Permian footprint. The sequential decrease in volumes was a result of unplanned downtime from an earthquake and severe winter weather.
•	EnLink continues to meet customer activity needs through a capital-efficient approach. During the fourth quarter of 2022, EnLink completed Project Phantom, adding 235 million cubic feet per day (MMcf/d) of processing capacity in the Midland Basin.
•	Project Tiger II, as discussed above, is a low-cost, high-return project to relocate an underutilized natural gas processing plant from North Texas to the Delaware Basin. The relocation is expected to cost approximately $30 million net to EnLink, representing a savings of approximately 50% over comparable new-build costs, and is expected to add approximately 150 MMcf/d of natural gas processing capacity. Similar to EnLink's prior plant relocations, it is estimated that approximately $15 million of the total project cost net to EnLink will be recognized as operating expense under GAAP. The relocation is expected to be completed during the second quarter of 2024 and is expected to achieve an EBITDA multiple of less than 4x. This plant was part of the North Texas assets acquired in the third quarter of 2022 and represents incremental capital synergies resulting from that transaction.
•	Average crude oil gathering volumes for the fourth quarter of 2022 were approximately 10% lower compared to the third quarter of 2022 and were approximately 6% lower compared to the fourth quarter of 2021.
•	Segment profit for 2023 is expected to range from $395 million to $465 million. Excluding plant relocation expenses of $38 million and $30 million for 2022 and 2023, respectively, segment profit is forecasted to grow approximately 8% over 2022, driven primarily by strong producer activity in both the Midland and Delaware basins.

Louisiana:

•	Segment profit for the fourth quarter of 2022 was $97.8 million, including unrealized derivative losses of $2.5 million. Excluding unrealized derivative activity, segment profit in the fourth quarter of 2022 grew approximately 8% sequentially and 9% over the fourth quarter of 2021.
•	Average natural gas transportation volumes for the fourth quarter of 2022 were approximately 4% higher compared to the third quarter of 2022 and approximately 33% higher compared to the fourth quarter of 2021.
•	Average NGL fractionation volumes for the fourth quarter of 2022 were approximately 1% higher compared to the third quarter of 2022 and flat compared to the fourth quarter of 2021.
•	Average crude oil volumes handled in EnLink's Ohio River Valley system for the fourth quarter of 2022 were approximately 5% lower compared to the third quarter of 2022 but 12% higher compared to the fourth quarter of 2021.
•	EnLink agreed with its partners to restart Gulf Coast Fractionators, a 145,000 barrel-per-day NGL fractionation facility in Mont Belvieu, Texas. EnLink owns a 38.75% interest in the facility with restart costs net to EnLink of approximately $25 million, which will be incurred in 2023. The facility is expected to restart in the first half of 2024.
•	Segment profit for 2023 is forecasted to range from $330 million to $360 million.

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Oklahoma:

•	Segment profit for the fourth quarter of 2022 was $98.8 million. Segment profit included unrealized derivative loss of $5.0 million. Excluding unrealized derivative activity, segment profit in the fourth quarter of 2022 grew approximately 8% sequentially and 13% over the fourth quarter of 2021.
•	Average natural gas gathering volumes for the fourth quarter of 2022 were approximately 3% higher compared to the third quarter of 2022 and approximately 5% higher compared to the fourth quarter of 2021.
•	Average natural gas processing volumes for the fourth quarter of 2022 were approximately 2% higher when compared to the third quarter of 2022 and 4% higher compared the fourth quarter of 2021.
•	During the quarter, EnLink acquired a small gathering and processing system at attractive economics that are similar to the North Texas acquisition completed in the third quarter of 2022. EnLink anticipates the acquisition will generate 2023 adjusted EBITDA of approximately $19 million.
•	Segment profit for 2023 is projected to range from $410 million to $440 million. Excluding plant relocation expenses of $5 million in 2022, segment profit is forecasted to grow approximately 8% over 2022, driven in part from the acquisition.

North Texas:

•	Segment profit for the fourth quarter of 2022 was $84.3 million, including unrealized derivative gains of $8.7 million. Excluding unrealized derivative activity, segment profit in the fourth quarter of 2022 decreased approximately 6% sequentially but grew 27% over the fourth quarter of 2021.
•	Average natural gas gathering volumes for the fourth quarter of 2022 were 1% higher compared to the third quarter of 2022 and 22% over the fourth quarter of 2021, driven in part from the acquisition completed in the third quarter of 2022.
•	Average natural gas processing volumes for the fourth quarter of 2022 were 2% lower compared to the third quarter of 2022 but were 18% higher compared to the fourth quarter of 2021.
•	Segment profit for 2023 is expected to range from $285 million to $305 million.

Fourth Quarter, Full-Year 2022 Earnings Call Details

EnLink will host a webcast and conference call to discuss fourth quarter and full-year 2022 results on February 15, 2023, at 8 a.m. Central time. The conference call will be broadcast via an internet webcast, which can be accessed on the Investors page of EnLink's website at http://investors.enlink.com. Interested parties can access an archived replay of the webcast on EnLink's website for at least 90 days following the event.

2023 EnLink Investor Day

EnLink will host a 2023 Investor Day in Dallas on Thursday, February 23, 2023, beginning at 9 a.m. Central time. During the event, EnLink's management will give in-depth presentations covering the company's plans to leverage its diverse gathering and processing footprint and in-ground assets to meet growing natural gas demand from industrial and LNG activity, as well as its growing carbon transportation business that is expected to support carbon capture and sequestration projects to decarbonize existing industrial emissions.

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About EnLink Midstream

Headquartered in Dallas, EnLink Midstream (NYSE: ENLC) provides integrated midstream infrastructure services for natural gas, crude oil, condensate, and NGLs, as well as CO2 transportation for carbon capture and sequestration (CCS). Our large-scale, cash-flow-generating asset platforms are in premier production basins and core demand centers, including the Permian Basin, Louisiana, Oklahoma, and North Texas. EnLink is focused on maintaining the financial flexibility and operational excellence that enables us to strategically grow and create sustainable value. Visit www.EnLink.com to learn how EnLink connects energy to life.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principles financial measures that we refer to as adjusted EBITDA and free cash flow after distributions (FCFAD).

We define adjusted EBITDA as net income (loss) plus (less) interest expense, net of interest income; depreciation and amortization; impairments; (income) loss from unconsolidated affiliate investments; distributions from unconsolidated affiliate investments; (gain) loss on disposition of assets; (gain) loss on extinguishment of debt; unit-based compensation; income tax expense (benefit); unrealized (gain) loss on commodity derivatives; costs associated with the relocation of processing facilities; accretion expense associated with asset retirement obligations; transaction costs; non-cash expense related to changes in the fair value of contingent consideration; (non-cash rent); and (non-controlling interest share of adjusted EBITDA from joint ventures).

We define free cash flow after distributions as adjusted EBITDA, net to ENLC, plus (less) (growth and maintenance capital expenditures, excluding capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities); (interest expense, net of interest income); (distributions declared on common units); (accrued cash distributions on Series B Preferred Units and Series C Preferred Units paid or expected to be paid); (costs associated with the relocation of processing facilities); non-cash interest (income)/expense; (contributions to investment in unconsolidated affiliates); (payments to terminate interest rate swaps); (current income taxes); and proceeds from the sale of equipment and land.

EnLink believes these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and previously-reported results and a meaningful measure of the company’s cash flow after it has satisfied the capital and related requirements of its operations. In addition, adjusted EBITDA is used as a metric in our short-term incentive program for compensating employees and in our performance awards for executives.

Adjusted EBITDA and free cash flow after distributions, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of EnLink’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables. See ENLC’s filings with the Securities and Exchange Commission for more information.

Other definitions and explanations of terms used in this press release

Segment profit (loss) is defined as revenues, less cost of sales (exclusive of operating expenses and depreciation and amortization), less operating expenses. Segment profit (loss) includes non-cash compensation expenses reflected in operating expenses. See “Item 8. Financial Statements and Supplementary Data - Note 15 - Segment Information” in ENLC’s Annual Report on Form 10-K for the year ended December 31, 2021, and, when available, “Item 8. Financial Statements and Supplementary Data - Note 16—Segment Information” in ENLC’s Annual Report on Form 10-K for the year ended December 31, 2022, for further information about segment profit (loss).

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The Ascension JV is a joint venture between a subsidiary of EnLink and a subsidiary of Marathon Petroleum Corporation in which EnLink owns a 50% interest and Marathon Petroleum Corporation owns a 50% interest. The Ascension JV, which began operations in April 2017, owns an NGL pipeline that connects EnLink’s Riverside fractionator to Marathon Petroleum Corporation’s Garyville refinery.

The Delaware Basin JV is a joint venture between EnLink and an affiliate of NGP Natural Resources XI, L.P. ("NGP") in which EnLink owns a 50.1% interest and NGP owns a 49.9% interest. The Delaware Basin JV, which was formed in August 2016, owns the Lobo processing facilities and the Tiger processing plant located in the Delaware Basin in Texas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain assumptions, risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated herein. Therefore, you should not rely on any of these forward-looking statements. All statements, other than statements of historical fact, included in this press release constitute forward-looking statements, including but not limited to statements identified by the words “forecast,” “may,” “believe,” “will,” “should,” “plan,” “predict,” “anticipate,” “intend,” “estimate,” “expect,” "continue," and similar expressions. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future results or growth of our CCS business, expected financial and operations results associated with certain projects, acquisitions, or growth capital expenditures, future operational results of our customers, results in certain basins, cost savings or operational, environmental, and climate change initiatives, profitability, financial or leverage metrics, the impact of weather-related events on us and our financial results and operations, our future capital structure and credit ratings, objectives, strategies, expectations, and intentions, and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations, or cash flows include, without limitation (a) potential conflicts of interest of Global Infrastructure Partners (“GIP”) with us and the potential for GIP to compete with us or favor GIP’s own interests to the detriment of our other unitholders, (b) adverse developments in the midstream business that may reduce our ability to make distributions, (c) competition for crude oil, condensate, natural gas, and NGL supplies and any decrease in the availability of such commodities, (d) decreases in the volumes that we gather, process, fractionate, or transport, (e) our ability or our customers’ ability to receive or renew required government or third party permits and other approvals, (f) increased federal, state, and local legislation, and regulatory initiatives, as well as government reviews relating to hydraulic fracturing resulting in increased costs and reductions or delays in natural gas production by our customers, (g) climate change legislation and regulatory initiatives resulting in increased operating costs and reduced demand for the natural gas and NGL services we provide, (h) changes in the availability and cost of capital, (i) volatile prices and market demand for crude oil, condensate, natural gas, and NGLs that are beyond our control, (j) our debt levels could limit our flexibility and adversely affect our financial health or limit our flexibility to obtain financing and to pursue other business opportunities, (k) operating hazards, natural disasters, weather-related issues or delays, casualty losses, and other matters beyond our control, (l) reductions in demand for NGL products by the petrochemical, refining, or other industries or by the fuel markets, (m) our dependence on significant customers for a substantial portion of the natural gas and crude that we gather, process, and transport, (n) construction risks in our major development projects, (o) challenges we may face in connection with our strategy to enter into new lines of business related to the energy transition, (p) the impact of the coronavirus (COVID-19) pandemic (including the impact of any new variants of the virus) and similar pandemics, (q) impairments to goodwill, long-lived assets and equity method investments, and (r) the effects of existing and future laws and governmental regulations, and other uncertainties. These and other applicable uncertainties, factors, and risks are described more fully in EnLink Midstream, LLC’s filings with the Securities and Exchange Commission, including EnLink Midstream, LLC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. EnLink Midstream, LLC assumes no obligation to update any forward-looking statements.

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The EnLink management team based the forecasted financial information included herein on certain information and assumptions, including, among others, the producer budgets / forecasts to which EnLink has access as of the date of this press release and the projects / opportunities expected to require capital expenditures as of the date of this press release. The assumptions, information, and estimates underlying the forecasted financial information included in the guidance information in this press release are inherently uncertain and, though considered reasonable by the EnLink management team as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasted financial information. Accordingly, there can be no assurance that the forecasted results are indicative of EnLink's future performance or that actual results will not differ materially from those presented in the forecasted financial information. Inclusion of the forecasted financial information in this press release should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

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EnLink Midstream, LLC

Selected Financial Data

(All amounts in millions except per unit amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Total revenues	$2,050.3	$2,243.2	$9,542.1	$6,685.9

Operating costs and expenses:
Cost of sales, exclusive of operating expenses and depreciation and amortization (1)	1,542.1	1,799.3	7,572.8	5,189.9
Operating expenses	138.3	102.9	524.9	362.9
Depreciation and amortization	164.9	151.6	639.4	607.5
Impairments	—	0.8	—	0.8
(Gain) loss on disposition of assets	14.1	(0.8)	18.0	(1.5)
General and administrative	33.3	27.5	125.2	107.8
Total operating costs and expenses	1,892.7	2,081.3	8,880.3	6,267.4
Operating income	157.6	161.9	661.8	418.5
Other income (expense):
Interest expense, net of interest income	(74.0)	(58.6)	(245.0)	(238.7)
Loss on extinguishment of debt	—	—	(6.2)	—
Loss from unconsolidated affiliate investments	(1.6)	(1.6)	(5.6)	(11.5)
Other income (loss)	0.2	(0.1)	0.8	—
Total other expense	(75.4)	(60.3)	(256.0)	(250.2)
Income before non-controlling interest and income taxes	82.2	101.6	405.8	168.3
Income tax benefit (expense)	112.0	(13.0)	94.9	(25.4)
Net income	194.2	88.6	500.7	142.9
Net income attributable to non-controlling interest	34.2	33.8	139.4	120.5
Net income attributable to ENLC	$160.0	$54.8	$361.3	$22.4
Net income attributable to ENLC per unit:
Basic common unit	$0.34	$0.11	$0.76	$0.05
Diluted common unit	$0.33	$0.11	$0.74	$0.05

Weighted average common units outstanding (basic)	471.0	486.7	478.5	488.8
Weighted average common units outstanding (diluted)	477.7	493.9	485.3	494.3

(1)	Includes related party cost of sales of $2.9 million and $6.2 million for the three months ended December 31, 2022 and 2021, respectively, and$28.2 million and $17.9 million for the years ended December 31, 2022 and 2021, respectively.

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EnLink Midstream, LLC

Reconciliation of Net Income to Adjusted EBITDA

(All amounts in millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income	$194.2	$88.6	$500.7	$142.9
Interest expense, net of interest income	74.0	58.6	245.0	238.7
Depreciation and amortization	164.9	151.6	639.4	607.5
Impairments	—	0.8	—	0.8
Loss from unconsolidated affiliate investments	1.6	1.6	5.6	11.5
Distributions from unconsolidated affiliate investments	0.1	0.1	0.7	3.9
(Gain) loss on disposition of assets	14.1	(0.8)	18.0	(1.5)
Loss on extinguishment of debt	—	—	6.2	—
Unit-based compensation	6.7	6.0	30.4	25.3
Income tax expense (benefit)	(112.0)	13.0	(94.9)	25.4
Unrealized (gain) loss on commodity derivatives	(1.8)	(20.5)	(40.2)	12.4
Costs associated with the relocation of processing facilities (1)	11.7	1.7	43.8	28.3
Other (2)	—	(0.4)	(2.4)	(0.6)
Adjusted EBITDA before non-controlling interest	353.5	300.3	1,352.3	1,094.6
Non-controlling interest share of adjusted EBITDA from joint ventures (3)	(16.3)	(13.9)	(67.7)	(44.9)
Adjusted EBITDA, net to ENLC	$337.2	$286.4	$1,284.6	$1,049.7

(1)	Represents cost incurred that are not part of our ongoing operations related to the relocation of equipment and facilities from the Thunderbird processing plant and Battle Ridge processing plant in the Oklahoma segment to the Permian segment. The relocation of equipment and facilities from the Battle Ridge processing plant was completed in the third quarter of 2021 and the relocation of equipment and facilities from the Thunderbird processing plant was completed in the fourth quarter of 2022.
(2)	Includes transaction costs, non-cash expense related to changes in the fair value of contingent consideration, accretion expense associated with asset retirement obligations, and non-cash rent, which relates to lease incentives pro-rated over the lease term.
(3)	Non-controlling interest share of adjusted EBITDA from joint ventures includes NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV and Marathon Petroleum Corporation’s 50% share of adjusted EBITDA from the Ascension JV.

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EnLink Midstream, LLC

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

and Free Cash Flow After Distributions

(All amounts in millions except ratios and per unit amounts)

(Unaudited)

Three Months Ended December 31,	Year Ended December 31, 2022
2022	2021	2022	2021
Net cash provided by operating activities	$223.4	$258.1	$1,049.3	$857.3
Interest expense (1)	70.4	54.4	237.6	221.0
Utility credits (redeemed) earned (2)	(3.2)	(5.6)	(31.1)	32.6
Payments to terminate interest rate swaps (3)	—	—	—	1.8
Accruals for settled commodity derivative transactions	—	6.7	(1.9)	2.1
Distributions from unconsolidated affiliate investment in excess of earnings	0.1	0.1	0.7	3.9
Costs associated with the relocation of processing facilities (4)	11.7	1.7	43.8	28.3
Other (5)	(1.0)	—	2.3	2.4
Changes in operating assets and liabilities which (provided) used cash:
Accounts receivable, accrued revenues, inventories, and other	(243.0)	(3.3)	12.6	273.5
Accounts payable, accrued product purchases, and other accrued liabilities	295.1	(11.8)	39.0	(328.3)
Adjusted EBITDA before non-controlling interest	353.5	300.3	1,352.3	1,094.6
Non-controlling interest share of adjusted EBITDA from joint ventures (6)	(16.3)	(13.9)	(67.7)	(44.9)
Adjusted EBITDA, net to ENLC	337.2	286.4	1,284.6	1,049.7
Growth capital expenditures, net to ENLC (7)	(94.0)	(76.2)	(267.1)	(165.3)
Maintenance capital expenditures, net to ENLC (7)	(11.2)	(7.0)	(44.9)	(26.1)
Interest expense, net of interest income (8)	(67.5)	(58.6)	(238.5)	(238.7)
Distributions declared on common units	(57.6)	(55.2)	(222.5)	(195.2)
ENLK preferred unit accrued cash distributions (9)	(23.1)	(25.3)	(93.2)	(94.3)
Costs associated with the relocation of processing facilities (4)	(11.7)	(1.7)	(43.8)	(28.3)
Contribution to investment in unconsolidated affiliates	(19.6)	—	(65.9)	—
Payments to terminate interest rate swaps (3)	—	—	—	(1.8)
Non-cash interest expense	1.4	2.2	1.4	9.5
Other (10)	1.2	2.8	2.3	4.1
Free cash flow after distributions	$55.1	$67.4	$312.4	$313.6

Actual declared distribution to common unitholders	$57.6	$55.2	$222.5	$195.2
Distribution coverage	4.10	x	3.04	x	4.09	x	3.43	x
Distributions declared per ENLC unit	$0.1250	$0.1125	$0.4625	$0.39375

(1)	Net of amortization of debt issuance costs, net discount of senior unsecured notes, and designated cash flow hedge, which are included in interest expense but not included in net cash provided by operating activities, and non-cash interest income, which is netted against interest expense but not included in adjusted EBITDA.
(2)	Under our utility agreements, we are entitled to a base load of electricity and pay or receive credits, based on market pricing, when we exceed or do not use the base load amounts. Due to Winter Storm Uri, we received credits from our utility providers based on market rates for our unused electricity. These utility credits are recorded as “Other current assets” or “Other assets, net” on our consolidated balance sheets depending on the timing of their expected usage, and amortized as we incur utility expenses.
(3)	Represents cash paid for the early terminations of our interest rate swaps due to the partial repayments of the Term Loan in May 2021 and September 2021 of $100.0 million and $100.0 million, respectively.
(4)	Represents cost incurred that are not part of our ongoing operations related to the relocation of equipment and facilities from the Thunderbird processing plant and Battle Ridge processing plant in the Oklahoma segment to the Permian segment. The relocation of equipment and facilities from the Battle Ridge processing plant was completed in the third quarter of 2021 and the relocation of equipment and facilities from the Thunderbird processing plant was completed in the fourth quarter of 2022.
(5)	Includes transaction costs; current income tax expense; and non-cash rent, which relates to lease incentives pro-rated over the lease term.
(6)	Non-controlling interest share of adjusted EBITDA from joint ventures includes NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV and Marathon Petroleum Corporation’s 50% share of adjusted EBITDA from the Ascension JV.
(7)	Excludes capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.
(8)	Excludes $6.5 million of interest expense related to the redemption of the mandatorily redeemable non-controlling interest.
(9)	Represents the cash distributions earned by the Series B Preferred Units and Series C Preferred Units, which are not available to common unitholders.
(10)	Includes current income tax expense and proceeds from the sale of surplus or unused equipment and land, which occurred in the normal operation of our business.

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EnLink Midstream, LLC

Operating Data

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Midstream Volumes:
Permian Segment
Gathering and Transportation (MMBtu/d)	1,584,700	1,201,000	1,506,600	1,067,000
Processing (MMBtu/d)	1,475,900	1,139,200	1,422,200	1,010,000
Crude Oil Handling (Bbls/d)	141,800	150,100	156,300	134,600
Louisiana Segment
Gathering and Transportation (MMBtu/d)	3,113,900	2,338,400	2,828,200	2,160,800
Crude Oil Handling (Bbls/d)	17,600	15,700	17,400	15,900
NGL Fractionation (Gals/d)	7,971,200	7,931,900	7,957,800	7,455,600
Brine Disposal (Bbls/d)	2,900	3,200	3,000	2,700
Oklahoma Segment
Gathering and Transportation (MMBtu/d)	1,071,500	1,018,100	1,031,200	992,400
Processing (MMBtu/d)	1,085,000	1,041,200	1,057,600	1,010,300
Crude Oil Handling (Bbls/d)	28,400	19,300	23,800	20,200
North Texas Segment
Gathering and Transportation (MMBtu/d)	1,704,300	1,397,200	1,547,600	1,377,400
Processing (MMBtu/d)	764,900	645,700	705,100	631,500

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EnLink Midstream, LLC

2023 Guidance Reconciliation of Net Income to Adjusted EBITDA, Distributable Cash Flow,

and Free Cash Flow After Distributions

(All amounts in millions)

(Unaudited)

2023 Outlook (1)
Midpoint
Net income of EnLink (2)	$380.0
Interest expense, net of interest income	274.0
Depreciation and amortization	642.0
Income from unconsolidated affiliate investments	6.0
Distributions from unconsolidated affiliate investments	—
Unit-based compensation	22.0
Income taxes	85.0
Plant relocation costs (3)	15.0
Other (4)	1.0
Adjusted EBITDA before non-controlling interest	1425.0
Non-controlling interest share of adjusted EBITDA (5)	(70.0)
Adjusted EBITDA, net to EnLink Midstream, LLC	1355.0
Interest expense, net of interest income	(274.0)
Maintenance capital expenditures, net to ENLK (6)	(70.0)
Preferred unit accrued cash distributions (7)	(96.0)
Distributable cash flow	915.0
Common distributions declared	(235.0)
Growth capital expenditures, net to EnLink and plant relocation costs (3)(6)	(365.0)
Unconsolidated affiliate investment contributions	(75.0)
Free cash flow after distributions	$240.0

(1)	Represents the forward-looking net income guidance of EnLink Midstream, LLC for the year ended December 31, 2023. The forward-looking net income guidance excludes the potential impact of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense, gains or losses as a result of legal settlements, gains or losses on extinguishment of debt, the financial effects of future acquisitions, and proceeds from the sale of equipment. The exclusion of these items is due to the uncertainty regarding the occurrence, timing and/or amount of these events.
(2)	Net income includes estimated net income attributable to NGP Natural Resources XI, L.P.'s ("NGP") 49.9% share of net income from the Delaware Basin JV and Marathon Petroleum Corp.'s ("Marathon") 50% share of net income from the Ascension JV.
(3)	Includes operating expenses that are not part of our ongoing operations incurred related to the relocation of equipment and facilities for the Tiger II processing plant from North Texas to the Delaware JV in the Permian segment. These costs exclude amounts that are contributed by other entities and relate to the non-controlling interest share of our consolidated entities.
(4)	Includes (i) estimated accretion expense associated with asset retirement obligations and (ii) estimated non-cash rent, which relates to lease incentives pro-rated over the lease term.
(5)	Non-controlling interest share of adjusted EBITDA includes estimates for NGP's 49.9% share of adjusted EBITDA from the Delaware Basin JV and Marathon's 50% share of adjusted EBITDA from the Ascension JV.
(6)	Excludes capital expenditures that are contributed by other entities and relate to the non-controlling interest share of our consolidated entities.
(7)	Represents the cash distributions earned by the ENLK Series B Preferred Units and ENLK Series C Preferred Units. Cash distributions to be paid to holders of the ENLK Series B Preferred Units and ENLK Series C Preferred Units are not available to common unitholders.

EnLink does not provide a reconciliation of forward-looking net cash provided by operating activities to adjusted EBITDA because the Company is unable to predict with reasonable certainty changes in working capital, which may impact cash provided or used during the year. Working capital includes accounts receivable, accounts payable, and other current assets and liabilities. These items are uncertain and depend on various factors outside the Company’s control.

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